STOCK OPTION AGREEMENT

THIS STOCK OPTION AGREEMENT (this “Agreement”) is entered into and effective as of November 22, 2017 (the “Grant Date”) by and between Marina Biotech, Inc., a Delaware corporation (the “Company”), and Isaac Blech (“Optionee”).

A. The Company has adopted the Marina Biotech, Inc. 2014 Long-Term Incentive Plan (as such plan may be amended from time to time, the “Plan”) authorizing the Board of Directors (the “Board”) of the Company, or a committee as provided for in the Plan (the Board or such a committee to be referred to as the “Committee”), to grant stock options, among other incentive awards, to certain individuals.

B. The Company desires to grant an option to purchase shares of common stock, par value $0.006 per share, of the Company (the “Common Stock”) to Optionee pursuant to the Plan.

C. All of the capitalized terms used in this Agreement not otherwise defined in this Agreement have the same respective meanings as defined in the Plan.

NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth, the Company and Optionee agree as follows:

1. Grant of Option; Exercise Price. The Company hereby grants to Optionee, upon the terms and subject to the conditions set forth in this Agreement and the Plan, and effective as of the Grant Date, an option (the “Option”) to purchase all or any portion of 473,457 shares (the “Option Shares”) of the Company’s Common Stock, at an exercise price equal to the closing price of the Common Stock on the OTCQB on the Grant Date (such exercise price, as adjusted from time to time pursuant to Section 5 of this Agreement and the Plan, the “Exercise Price”). The Option is not intended to be an “incentive stock option,” as that term is used in Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).

2. Vesting. The Option shall vest and become exercisable in twenty (20) equal (or as nearly equal as possible) installments on the last calendar day of each calendar quarter over a five-year period, beginning on December 31, 2017. Optionee shall receive a full quarter of vesting for the fourth calendar quarter of 2017.

3. Exercise of Option.

3.1. Notice; Payment. Subject to the terms and conditions set forth in this Agreement, including vesting of the Option in Section 2 of this Agreement and termination of the Option in Section 4 of this Agreement, and the Plan, the Option may be exercised, in whole or in part, at any time and from time to time, by delivery to the Company of written notice of the exercise of the Option, in substantially the form as provided by the Company, stating the number of Option Shares being purchased (the “Purchased Shares”), and accompanied by payment in full of the total aggregate Exercise Price of the Purchased Shares. The Exercise Price shall be payable in full in any one of the following alternative forms:

(a) Full payment in cash, personal check or certified bank or cashier’s check;

(b) Any broker assisted cashless exercise procedure which is acceptable to the Company; or

(c) Cashless net exercise.

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Upon a cashless net exercise, Optionee shall receive the number of shares of Common Stock equal to a number (as determined below) of shares of Common Stock computed using the following formula:

Where	X	=	the number of shares of Common Stock to be issued to Optionee.

	Y	=	the number of Purchased Shares.

	A	=	the Exercise Price.

	B	=	the Fair Market Value of one share of Common Stock on the date of exercise.

3.2. Issuance of Purchased Shares; No Fractional Shares. Subject to Section 3.5 below, following receipt of the exercise notice and the payment referred to above, the Company shall, as soon as reasonably practicable thereafter, cause certificates (or book-entry notations) representing the Purchased Shares (or such fewer number of Purchased Shares if a cashless net exercise is used) to be delivered to Optionee either at Optionee’s address set forth in the records of the Company or at such other address as Optionee may designate in writing to the Company or issue and deposit the Purchased Shares for Optionee’s benefit with any broker with which Optionee has an account relationship or the Company has engaged to provide such services under the Plan; provided, however, that the Company shall not be obligated to issue a fraction or fractions of a share otherwise issuable upon exercise of the Option, and may pay to Optionee, in cash or cash equivalent, the Fair Market Value of any such fraction or fractions of a share as of the date of exercise. If requested by the Company in connection with any exercise of the Option, Optionee shall also deliver this Agreement to the Company, which shall endorse hereon a notation of the exercise and, if the Option is exercised in part, shall return this Agreement to Optionee. The date of exercise of an Option that is validly exercised shall be deemed to be the date on which there shall have been delivered to the Company the notice referred to in Section 3.1 of this Agreement and full payment of the Exercise Price of the Purchased Shares. Optionee shall not be deemed to be a holder of any Purchased Shares pursuant to exercise of the Option until the date of issuance of a stock certificate or book-entry notation to Optionee for such shares following payment in full for the Purchased Shares.

3.3. Tax Withholding. The Company is entitled to (a) withhold and deduct from future wages of Optionee (or from other amounts that may be due and owing to Optionee from the Company or a Subsidiary), or make other arrangements for the collection of, all amounts the Company reasonably determines are necessary to satisfy any and all federal, foreign, state and local withholding and employment related tax requirements attributable to the Option, including, without limitation, the grant, exercise or vesting of, the Option; (b) withhold cash paid or payable or shares of Common Stock from the shares issued or otherwise issuable to Optionee in connection with the Option; or (c) require Optionee promptly to remit the amount of such withholding to the Company before taking any action, including issuing any shares of Common Stock, with respect to the Option. Shares of Common Stock issued or otherwise issuable to Optionee in connection with the Option that gives rise to the tax withholding obligation that are withheld for purposes of satisfying Optionee’s withholding or employment-related tax obligation will be valued at their Fair Market Value on the date on which the tax withholding obligation arises.

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3.4. Remaining Option Shares. Option Shares will no longer be outstanding under the Option (and will therefore not thereafter be exercisable) following the exercise of the Option to the extent of (a) shares used to pay the Exercise Price of an Option under the “cashless net exercise” method, (b) shares actually delivered to Optionee as a result of such exercise and (c) any shares withheld for purposes of tax withholding.

3.5 Lock-Up.

(a) Prior to November 22, 2022 (the “Expiration Time”), Optionee shall not, directly or indirectly:

(i) transfer (except as may be specifically required by court order or by operation of law), grant an option with respect to, sell, exchange, pledge or otherwise dispose of (whether by actual disposition or effective economic disposition due to cash settlement or otherwise), or encumber, the Option or any Option Shares (collectively, the “Lock-Up Securities”), enter into any hedging transaction, or make any offer or enter into any agreement or binding arrangement or commitment providing for any of the foregoing, or publicly disclose the intention to take any of the foregoing actions;

(ii) grant any proxies or powers of attorney with respect to any of the Lock-Up Securities, deposit any of the Lock-Up Securities into a voting trust, or enter into a voting agreement or similar arrangement or commitment with respect to any of the Lock-Up Securities or make any public announcement that is in any manner inconsistent with this Section 3.5; or

(iii) take any action that may be reasonably expected to have the effect of impairing the ability of Optionee to perform his obligations under this Agreement.

(b) Notwithstanding the restrictions set forth in clause (a) of this Section 3.5;

(i) Nothing contained herein will be deemed to restrict the ability of Optionee to exercise, including any form of cashless exercise that results in the same or other transfer of any Option Shares in accordance with this Agreement and the Plan, any options or warrants to purchase Common Stock held by Optionee; and

(ii) Optionee may transfer exercised Option Shares to any member of Optionee’s immediate family, or to a trust for the benefit of Optionee or any member of Optionee’s immediate family for estate planning purposes; provided, that, in any such case it shall be a condition to the transfer or distribution that the transferee or distributee execute an agreement, in form and substance satisfactory to the Company, stating that the transferee or distributee is receiving and holding the Option Shares subject to the provisions of this Agreement and that the transferee or distributee agrees to be bound by the terms and conditions of this Agreement.

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4. Termination of Option.

4.1. Time of Termination. Except as provided in this Section 4 and Section 5 of this Agreement, the Option shall terminate, no longer be exercisable and expire at 5:00 p.m., Eastern Time, on November 22, 2027 (the “Time of Termination”).

4.2. Termination for Cause. In the event Optionee’s service with the Company and all Subsidiaries is terminated by the Company for Cause (as defined below), the Option will immediately terminate (and vesting will immediately cease) without notice of any kind, and the Option will no longer be exercisable.

4.3. Termination Due to Death, Disability or Resignation. In the event Optionee’s service with the Company and all Subsidiaries is terminated by reason of Optionee’s death, disability or resignation, all vesting will immediately cease, and the Option will remain exercisable, to the extent exercisable as of the date of such termination, for a period of one (1) year after such termination (but in no event after the Time of Termination). For purposes of this Agreement, “disability” shall mean that Optionee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months. The existence of a disability shall be determined by the Board or the Committee, as applicable, in its sole and absolute discretion.

4.4. Termination for Other Reasons. In the event Optionee’s service with the Company and all Subsidiaries is terminated for any other reason (including, if Optionee is serving as a member of the Board (and not in another capacity with the Company or its Subsidiaries), the failure by the Company to nominate Optionee to continue to serve as a member of the Board, unless such failure is at the request of Optionee), the Option shall become immediately vested and exercisable upon such termination and remain exercisable through the Time of Termination.

4.5. Effect of Actions Constituting Cause or Adverse Action. Notwithstanding anything in this Agreement to the contrary, if Optionee is determined by the Committee, acting in its sole discretion, to have taken any action that would constitute Cause or an Adverse Action during or after the termination of employment or other service with the Company or a Subsidiary, irrespective of whether such action or the Committee’s determination occurs before or after termination of Optionee’s employment or other service with the Company or any Subsidiary and irrespective of whether or not Optionee was terminated as a result of such Cause or Adverse Action, (a) all rights of Optionee under the Option and this Agreement will terminate and be forfeited without notice of any kind, and (b) the Committee in its sole discretion will have the authority to rescind the exercise, vesting, settlement or issuance of, or payment in respect of, the Option that was exercised, vested, settled or issued, or as to which such payment was made, and to require Optionee to pay to the Company, within ten (10) days of receipt from the Company of notice of such rescission, any amount received or the amount of any gain realized as a result of such rescinded exercise, vesting, settlement, issuance or payment (including any dividends paid or other distributions made with respect to any shares of Common Stock subject to the Option). The Company may defer the exercise of the Option for a period of up to six (6) months after receipt of Optionee’s written notice of exercise or the issuance of Purchased Shares upon the vesting of the Option for a period of up to six (6) months after the date of such vesting in order for the Committee to make any determination as to the existence of Cause or an Adverse Action. The Company will be entitled to withhold and deduct from future wages of Optionee (or from other amounts that may be due and owing to Optionee from the Company or a Subsidiary) or make other arrangements for the collection of all amounts necessary to satisfy such payment obligations. This Section 4.5 will not apply to the Option following a Change of Control.

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For purposes of this Agreement:

(i) the term “Adverse Action” shall mean any action by Optionee that the Committee, in its sole discretion, determines to be injurious, detrimental, prejudicial or adverse to the interests of the Company or any Subsidiary, including: (x) disclosing confidential information of the Company or any Subsidiary to any person not authorized by the Company or Subsidiary to receive it, (y) engaging, directly or indirectly, in any commercial activity that in the judgment of the Committee competes with the business of the Company or any Subsidiary or (z) interfering with the relationships of the Company or any Subsidiary and their respective employees, independent contractors, customers, prospective customers and vendors; and

(ii) the term “Cause” shall mean “cause” as defined in any employment or other agreement or policy applicable to Optionee, or if no such agreement or policy exists, shall mean (w) dishonesty, fraud, misrepresentation, embezzlement or deliberate injury or attempted injury, in each case related to the Company or any Subsidiary, (x) any unlawful or criminal activity of a serious nature, (y) any intentional and deliberate breach of a duty or duties that, individually or in the aggregate, are material in relation to Optionee’s overall duties, or (z) any material breach by Optionee of any employment, service, consulting, confidentiality, assignment of inventions, non-compete or non-solicitation agreement entered into with the Company or any Subsidiary.

4.6. Clawback/Forfeiture. The Option and Option Shares issued or issuable pursuant to the Option are subject to forfeiture or clawback by the Company to the extent required and allowed by law, including the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the Sarbanes Oxley Act of 2002 and any implementing rules and regulations promulgated thereunder, and pursuant to any forfeiture, clawback or similar policy of the Company, as such laws, rules, regulations and policy may be in effect from time to time.

5. Adjustments. In the event of any reorganization, merger, consolidation, recapitalization, liquidation, reclassification, stock dividend, stock split, combination of shares, rights offering, divestiture or extraordinary dividend (including a spin-off), or any other similar change in the corporate structure or shares of the Company, the Committee (or, if the Company is not the surviving corporation in any such transaction, the board of directors of the surviving corporation), will make appropriate adjustment (which determination will be conclusive) as to the number and kind of securities or other property (including cash) subject to, and the Exercise Price of, the Option in order to prevent dilution or enlargement of the rights of Optionee.

6. Change of Control. The Option shall become immediately vested and exercisable upon completion of a Change of Control and remain exercisable through the Time of Termination regardless of whether Optionee remains in the employment or service of the Company. Notwithstanding any of the foregoing, in connection with a Change in Control, the Committee, in its sole discretion, at any time after the grant of the Option, may take whatever action it deems appropriate pursuant to Section 13.3 of the Plan.

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For purposes of this Agreement, the term “Change of Control” shall mean:

(i) The acquisition by any individual, entity or group (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any successor provision) (any of the foregoing hereafter a “Person”) of forty percent (40%) or more of either (a) the then outstanding shares of the capital stock of the Company (the “Outstanding Capital Stock”) or (b) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Voting Securities”), provided, however, that such an acquisition by one of the following shall not constitute a change of control: (1) the Company or any of its Subsidiaries, or any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its Subsidiaries or (2) any Person that is eligible, pursuant to Rule 13d-1(b) under the Exchange Act, to file a statement on Schedule 13G with respect to its beneficial ownership of Voting Securities, whether or not such Person shall have filed a statement on Schedule 13G, unless such Person shall have filed a statement on Schedule 13D with respect to beneficial ownership of forty percent (40%) or more of the Voting Securities or (3) any corporation with respect to which, following such acquisition, more than sixty percent (60%) of both the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Capital Stock or Voting Securities immediately prior to such acquisition in substantially the same proportions as their ownership, immediately prior to such acquisition, of the Outstanding Capital Stock or Voting Securities, as the case may be; or

(ii) Individuals who, as of the Grant Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any individual becoming a director subsequent to the Grant Date whose election or nomination for election by the Company’s shareholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the Directors of the Company (as such terms are used in Rule 14a-11 of Regulation 14A, or any successor section, promulgated under the Exchange Act); or

(iii) Approval by the shareholders of the Company of a reorganization, merger or consolidation (a “Business Combination”), in each case, with respect to which all or substantially all holders of the Outstanding Capital Stock and Voting Securities immediately prior to such Business Combination do not, following such Business Combination, beneficially own, directly or indirectly, in substantially the same proportions, more than sixty percent (60%) of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from the Business Combination; or

(iv) A complete liquidation or dissolution of the Company; or

(v) A sale or other disposition of all or substantially all of the assets of the Company other than to a corporation with respect to which, following such sale or disposition, more than sixty percent (60%) of the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors are then owned beneficially, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Capital Stock or Voting Securities immediately prior to such sale or disposition in substantially the same proportions as their ownership of the Outstanding Capital Stock and Voting Securities, as the case may be, immediately prior to such sale or disposition.

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7. Rights as a Stockholder. Optionee will have no rights as a stockholder of the Company unless and until all conditions to the effective exercise of the Option (including, without limitation, the conditions set forth in Section 3 of this Agreement) have been satisfied and Optionee has become the holder of record of such shares. No adjustment will be made for dividends or distributions with respect to the Option as to which there is a record date preceding the date Optionee becomes the holder of record of such shares, except as may otherwise be provided in the Plan or determined by the Committee in its sole discretion.

8. Restrictions on Transfer. Except pursuant to testamentary will or the laws of descent and distribution or as otherwise expressly permitted by the Plan, no right or interest of Optionee in the Option prior to exercise may be assigned or transferred, or subjected to any lien, during the lifetime of Optionee, either voluntarily or involuntarily, directly or indirectly, by operation of law or otherwise. Optionee, however, will be entitled to designate a beneficiary to receive the Option upon Optionee’s death, and, in the event of Optionee’s death, exercise of the Option (to the extent permitted pursuant to Sections 2 and 4 of this Agreement) may be made by Optionee’s legal representatives, heirs and legatees.

9. Market Stand-off. Optionee, if so requested by the Company or any representative of the underwriters in connection with a firmly underwritten public offering of securities by the Company pursuant to a registration statement under the Securities Act following the date of this Agreement, shall not sell or otherwise transfer any Option Shares during the 180-day period following the effective date of such registration statement. The Company may impose stop-transfer instructions with respect to securities subject to the foregoing restriction until the end of such 180-day period. This Section 9 will not apply to the sale of any Option Shares to an underwriter pursuant to an underwriting agreement and shall only be applicable to Optionee if all then current executive officers and directors of the Company enter into similar agreements.

10. Service. Nothing in this Agreement or the Plan will interfere with or limit in any way the right of the Company or any Subsidiary to terminate the service of Optionee at any time, nor confer upon Optionee any right to continue in the service with the Company or any Subsidiary.

11. Option Subject to Plan. The Option and the Option Shares granted and issued pursuant to this Agreement have been granted and issued under, and are subject to the terms of, the Plan. The terms of the Plan are incorporated by reference in this Agreement in their entirety, and Optionee, by execution of this Agreement, acknowledges having received a copy of the Plan. The provisions of this Agreement will be interpreted as to be consistent with the Plan, and any ambiguities in this Agreement will be interpreted by reference to the Plan. In the event that any provision of this Agreement is inconsistent with the terms of the Plan, the terms of the Plan will prevail. All of the capitalized terms used in this Agreement not otherwise defined in this Agreement have the same respective meanings as defined in the Plan.

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12. General Provisions.

12.1. Governing Law; Venue. This Agreement and all rights and obligations under this Agreement will be governed by and construed exclusively in accordance with the laws of the State of Delaware, notwithstanding the conflicts of laws principles of any jurisdictions. By acceptance of the Option, Optionee is deemed to submit to the exclusive jurisdiction and venue of the federal or state courts of the State of Delaware to resolve any and all issues that may arise out of or relate to the Option or this Agreement.

12.2. Entire Agreement. This Agreement and the Plan set forth the entire agreement and understanding of the parties to this Agreement with respect to the grant and exercise of the Option and the administration of the Plan and supersede all prior agreements, arrangements, plans and understandings relating to the grant and exercise of the Option and the administration of the Plan.

12.3. Failure to Enforce Not a Waiver. The failure of the Company or Optionee to enforce at any time any provision of this Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.

12.4. Notices. All notices, requests, demands and other communications (collectively, “Notices”) given pursuant to this Agreement shall be in writing, and shall be delivered by personal service, courier, facsimile transmission, email transmission of a pdf format data file or by United States first class, registered or certified mail, postage prepaid, addressed to the party at the address set forth on the signature page of this Agreement. Any Notice, other than a Notice sent by registered or certified mail, shall be effective when received; a Notice sent by registered or certified mail, postage prepaid return receipt requested, shall be effective on the earlier of when received or the third day following deposit in the United States mails. Any party may from time to time change its address for further Notices hereunder by giving notice to the other party in the manner prescribed in this Section 12.4.

12.5. Successors and Assigns. Except to the extent specifically limited by the terms and provision of this Agreement, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns, heirs and personal representatives.

12.6. Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by email delivery of a “pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “pdf” signature page were an original thereof.

12.7. Titles, Captions and Sections. Titles and captions contained in this Agreement are inserted for convenience of reference only and do not constitute a part of this Agreement for any other purpose. References to Sections in this Agreement refer to Sections of this Agreement unless otherwise stated.

12.8. Nature of the Grant. In accepting the Option and by execution of this Agreement, Optionee acknowledges that:

(a) The Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company in its sole discretion at any time, unless otherwise provided in the Plan.

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(b) The grant of the Option is voluntary and occasional and does not create any contractual or other right to receive future Option grants, or benefits in lieu of Option grants, even if Option grants have been granted repeatedly in the past.

(c) All decisions with respect to future Option grants, if any, will be at the sole discretion of the Company.

(d) Optionee is voluntarily participating in the Plan.

(e) The Option grant is not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments and in no event shall be considered as compensation for, or relating in any way to, past services for the Company.

(f) The Option will not be interpreted to form an employment contract or relationship with the Company.

(g) The future value of the Common Stock is unknown and cannot be predicted with certainty and if the Option vests and Optionee exercises the Option in accordance with the terms of this Agreement and is issued Purchased Shares, the value of those shares may increase or decrease.

(h) In consideration of the grant of the Option, no claim or entitlement to compensation or damages shall arise from termination of the Option or diminution in value of the Option or Purchased Shares acquired upon exercise of the Option resulting from termination of Optionee’s employment or service by the Company (for any reason whatsoever and whether or not in breach of local labor laws) and Optionee irrevocably releases the Company and its Subsidiaries, and their respective directors, officers, employees and agents, from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by acceptance of the Option and execution of this Agreement, Optionee shall be deemed irrevocably to have waived his or her entitlement to pursue such claim.

(i) The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Optionee’s participation in the Plan, or Optionee’s purchase or sale of the underlying Option Shares.

(j) Optionee is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan or the Option.

[remainder of page intentionally left blank; signature page follows]

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IN WITNESS WHEREOF, the parties to this Agreement have executed this Agreement effective as of the Grant Date.

OPTIONEE:	MARINA BIOTECH, INC.

/s/ Isaac Blech	By:	/s/ Vuong Trieu
[Signature]
	Name:	Vuong Trieu

	Title:	Executive Chairman

Name:	Isaac Blech

Address:	4 World Trade Center 150 Greenwich Street, 49th Floor New York, NY 10007	Address:	17870 Castleton Street Suite 250 City of Industry, CA 91748

By execution of this Agreement, Optionee acknowledges having received a copy of the Plan.

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